UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2012

VRINGO, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34785	20-4988129
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

780 Third Avenue, 15th Floor, New York, NY 10017

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (212) 309-7549

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01           Other Events.

On August 31, 2012, Vringo, Inc. (the “Company”) released members of the Board of Directors of the Company (the “Board”), with the exception of Donald E. Stout and H. Van Sinclair, from certain restrictions on sales and other dispositions and public announcement or disclosure which were included in that certain Lock-Up Agreement, dated July 19, 2012 (the “Lock-Up Agreement”), entered into between the Company and each of the directors and executive officers, as previously disclosed on the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 20, 2012 (the “Current Report”) in connection with the establishment of pre-arranged trading plans that comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Lock-Up Agreement was filed as Exhibit 10.6 to the Current Report. All other provisions of the Lock-Up Agreement have remained unchanged.

On August 31, 2012, members of the Board, excluding Donald E. Stout and H. Van Sinclair, began establishing stock trading plans with respect to shares of common stock owned by them or underlying warrants, restricted stock units or stock options owned by them in accordance with Rule 10b5-1 under the Exchange Act. All of such transactions will be made subject to the volume limitations under Rule 144.

The transactions under these trading plans will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission. The trading plans are designed to align the interests of directors and officers with the Company’s investors by allowing them to monetize a portion of their equity positions when the market prices of the Company's common stock are between $4.25 and $30.00 per share, in a systematic, nondiscretionary manner with the goal of minimal market impact, and compliance with federal securities laws and regulations adopted by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VRINGO, INC.

Dated: August 31, 2012	By:	/s/ Andrew D. Perlman
		Name:	Andrew D. Perlman
		Title:	Chief Executive Officer